Exhibit (n)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Ellsworth Growth and Income Fund Ltd. of our report dated November 26, 2019, relating to the financial statements and financial highlights, which appears in Ellsworth Growth and Income Fund Ltd.’s Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

March 5, 2020